                                  SCHEDULE 14A
                                  RULE 14a-101
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant     |X|

Filed by a Party other than the Registrant  |_|

Check the appropriate box:

|_|      Preliminary Proxy Statement        |_|  Confidential, For Use of the
                                                 Commission Only (as permitted
                                                  by Rule 14a-6(e)(2))
|X|      Definitive Proxy Statement

|_|      Definitive Additional Materials

|_|      Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                4-D NEUROIMAGING
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)


Payment of Filing Fee (Check the appropriate box):

         |X| No fee required.

         |_| Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

             (1) Title of each class of securities to which transaction applies:

             (2) Aggregate number of securities to which transaction applies:

             (3) Per unit price or other underlying value of
                 transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

             (4) Proposed maximum aggregate value of transaction:

             (5) Total fee paid:
--------------------------------------------------------------------------------
         |_| Fee paid previously with preliminary materials.

         |_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.


              1)  Amount previously paid:
--------------------------------------------------------------------------------


              2)  Form, Schedule or Registration Statement No.:
--------------------------------------------------------------------------------


              3)  Filing Party:
--------------------------------------------------------------------------------


             4)   Date Filed:
--------------------------------------------------------------------------------

                                4-D NEUROIMAGING

                         9727 Pacific Heights Boulevard
                           San Diego, California 92121

                                January 29, 2001

Dear Shareholder:

         You are cordially invited to attend the Annual Meeting of Shareholders of 4-D Neuroimaging, which will be held at the offices of the Company at 9727 Pacific Heights Blvd., San Diego, California on Friday March 23, 2001.

         Details of the business to be conducted at the Annual Meeting are given in the attached Notice of Annual Meeting of Shareholders and Proxy Statement.

         In order for us to have an efficient meeting, please sign, date and return the enclosed proxy promptly in the accompanying reply envelope. If you are able to attend the Annual Meeting and wish to change your proxy vote, you may do so simply by voting in person at the Annual Meeting.

         We look forward to seeing you at the Annual Meeting.

                                   Sincerely,



                                   D. Scott Buchanan
                                   President and Chief Executive Officer






--------------------------------------------------------------------------------

                             YOUR VOTE IS IMPORTANT

         In order to assure your representation at the meeting, you are requested to complete, sign and date the enclosed proxy as promptly as possible and return it in the enclosed envelope. No postage need be affixed if mailed in the United States.

--------------------------------------------------------------------------------

                                4-D NEUROIMAGING
                         9727 PACIFIC HEIGHTS BOULEVARD
                           SAN DIEGO, CALIFORNIA 92121

                              --------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MARCH 23 ,2001

                              --------------------


The Annual Meeting of Shareholders of 4-D Neuroimaging (the "Company" or "4-D") will be held at the offices of the Company at 9727 Pacific Heights Boulevard, San Diego, California on Friday, March 23, 2001. 10:00 AM Pacific Standard Time, for the following purposes:

1. To elect a Board of Directors for the following year. Management has nominated the following persons for election at the meeting: D. Scott Buchanan, Martin P. Egli, Enrique Maso, Felipe Fernandez Atela, Antti Ahonen, Martin Velasco and Galleon Graetz.

2. To ratify the selection of Arthur Andersen LLP as independent accountants for the fiscal year ending September 30, 2001.

3. To transact any other business which may properly come before the meeting or any adjournments thereof.

Shareholders of record at the close of business on January 23, 2001 will be entitled to vote at the Annual Meeting. The stock transfer books of the Company will remain open between the record date and the date of the meeting. A list of shareholders entitled to vote at the Annual Meeting will be available for inspection at the executive offices of the Company. Whether or not you plan to attend the Annual Meeting in person, please sign, date and return the enclosed proxy in the reply envelope provided. If you attend the Annual Meeting and vote by ballot, your proxy will be revoked automatically and only your vote at the meeting will be counted. The prompt return of your proxy will assist us in preparing for the Annual Meeting.

                                    By Order of the Board of Directors

                                    /s/ EUGENE C. HIRSCHKOFF
                                    -------------------------
                                    Eugene C. Hirschkoff, Corporate Secretary



Dated:  January 29, 2001

                                4-D NEUROIMAGING

                                 PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS

                            TO BE HELD MARCH 23, 2001

         These proxy materials and the enclosed proxy card are being mailed in connection with the solicitation of proxies by the Board of Directors of 4-D Neuroimaging, a California corporation (the "Company"), for the Annual Meeting of Shareholders to be held at 9727 Pacific Heights Blvd, San Diego, CA. (referred to herein as the "Annual Meeting" or the "Meeting") and at any adjournment or postponement of the Annual Meeting. These proxy materials were first mailed to shareholders of record beginning on approximately January 29, 2001.

         The mailing address of the principal executive office of the Company is 9727 Pacific Heights Boulevard, San Diego, California 92121.

                               PURPOSE OF MEETING

         The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice of Annual Meeting of Shareholders. Each proposal is described in more detail in this Proxy Statement.

                         VOTING RIGHTS AND SOLICITATION

         Any shareholder executing a proxy has the power to revoke it at any time before it is voted by delivering written notice of such revocation to the Secretary of the Company before the Meeting or by properly executing and delivering a proxy bearing a later date. Proxies may also be revoked by any shareholder present at the Meeting who elects to vote his or her shares in person. The cost of soliciting proxies will be paid by the Company and may include reimbursement paid to brokerage firms and others for their expense in forwarding solicitation material. Solicitation will be made primarily through the use of the mail but regular employees of the Company may, without additional remuneration, solicit proxies personally by telephone or telegram. The Company has contracted with American Stock Transfer and Trust Co. ("AST") to solicit proxies on the Board of Director's behalf.

         The anticipated cost of the proxy solicitation by AST is $7,000 plus distribution expenses charged by the various brokerage firms, which are expected to be $8,000. AST will mail a search notice to banks, brokers, nominees and street-name accounts to develop a listing of shareholders, distribute proxy material to brokers and banks for subsequent distribution to beneficial holders of stock and solicit proxy responses from holders of the Company's Common Stock.

         The record date for determining those shareholders who are entitled to notice of, and to vote at, the Meeting has been fixed as January 23, 2001. As of January 23, 2001, the Company had approximately 84,975,008 outstanding shares of Common Stock (the "Common Stock"). The Company's Restated Bylaws provide that a majority of the shares entitled to vote, represented in person or by proxy, shall constitute a quorum for transaction of business. Each share of Common Stock is entitled to one vote on matters brought before the Meeting. In voting for directors, each shareholder has the right to cumulate his or her votes and give one nominee a number of votes equal to the number of directors to be elected multiplied by the number of shares he or she holds, or to distribute his or her votes on the same principle among the nominees to be elected in such manner as he or she may see fit. A shareholder may cumulate his or her votes if his or her candidate or candidates have been placed in nomination prior to the voting and if any shareholder gives notice at the Meeting prior to the voting of that shareholder's intention to cumulate his or her votes. The persons named in the enclosed proxy card may or may not elect to give such notice and vote the shares they represent in such a manner. The shares represented by the proxy will be voted at the Annual Meeting and will be voted by the proxyholder as specified by the person solicited. If no instructions are given on the executed proxy, the proxy will be voted for all nominees and in favor of all proposals described.

         For the election of directors, the nominees receiving the highest number of votes up to the number of directors to be elected are elected if a quorum is present and voting. The affirmative vote of a majority of the outstanding shares of the Company's voting stock is required for the ratification of Proposal 2. Abstentions and broker nonvotes are each included in the determination of the number of shares present and voting for purposes of determining the presence of a quorum. Each is tabulated separately. Abstentions will be included in tabulations of the votes cast for purposes of determining whether the proposal has been approved. Broker nonvotes will not be counted for purposes of determining the number of votes cast for a proposal.

                                   PROPOSAL 1

                              ELECTION OF DIRECTORS

         A board of seven directors is to be elected at the Meeting to hold office until the next annual meeting or until their successors are elected. Each returned proxy cannot be voted for a greater number of persons than the number of nominees named (seven). The seven nominees receiving the highest number of votes are elected if a quorum is present and voting. Unless individual shareholders specify otherwise, each returned proxy will be voted for the election of the seven nominees who are listed herein, or for as many nominees of the Board of Directors as possible, not to exceed seven such votes to be distributed among such nominees in the manner as the persons named in the enclosed proxy card see fit.

         If, however, any of those named are unable to serve, or for good cause decline to serve at the time of the Meeting, the persons named in the enclosed proxy will exercise discretionary authority to vote for substitutes. The Board of Directors is not aware of any circumstances that would render any nominee unavailable for election. Discretionary authority to cumulate votes is being solicited by the Board of Directors, and it is intended that the proxies received by the proxy holders pursuant to the solicitation will be voted in a manner designed to cause the election of the maximum number of the Board of Directors' nominees. The following schedule sets forth certain information concerning the nominees for election as directors.

         THE COMPANY'S BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES LISTED HEREIN.


                                            FIRST YEAR
                                              ELECTED
                 NAME                        DIRECTOR               PRINCIPAL OCCUPATION                 AGE
------------------------------------        -----------      -----------------------------               ----
D. Scott Buchanan (3)(4)............           1997          President and Chief Executive                42
                                                             Officer of 4-D Neuroimaging

Martin P. Egli (1)(2)(3)............           1995          Senior Partner, Swisspartners S.P.           48
                                                             Investment Network LTD.

Enrique Maso (1)(2)(3)..............           1995          Chairman of the Board, Private               75
                                                             Investor

Galleon Graetz......................           1998          Senior Partner of CareNet AG                 46

Martin Velasco Gomez................           2000          Director, Telefonica                         46
                                                             Owner, Scaloway

Antti Ahonen........................           2000          Managing Director, Neuromag Oy               44

Felipe Fernandez Atela (2)..........           2000          Managing Director, Brain Diagnosis           44
                                                             Network, S.A.

---------------

(1)  Member of Compensation Committee.

(2)  Member of Audit Committee.

(3)  Member of the Administrative Committee.

(4) Dr. Buchanan also serves as a non-voting advisor to the Compensation Committee.

BUSINESS EXPERIENCE OF DIRECTORS

DR. BUCHANAN joined the Company in 1986, served as Vice President, Product Operations from February 1992 through December 1996 and has served as President since December 1996 and Chief Executive Officer since March 1997. Dr. Buchanan has been involved with product and applications development since joining the Company as a staff physicist. Dr. Buchanan received a B.S. in Physics from Lehigh University in Pennsylvania and an M.S. and Ph.D. in Physics from the University of Illinois. Dr. Buchanan was elected to the Company's Board of Directors in 1997.

DR. MASO, a private investor, is a former large industrialist in Europe and the former Mayor of Barcelona. He is currently the Chairman of the Board of Electronic Data Systems in Spain, a position he has held since 1983. He received a Masters of Industrial Engineering Management from New York University and a doctorate in Engineering from the Politechnic College of Barcelona. Dr. Maso was elected to the Company's Board of Directors in 1995.

MR. FERNANDEZ ATELA. The Board of Directors of 4-D Neuroimaging elected Mr. Fernandez Atela to the Company's Board of Directors as a Vice-Chairman on July 27, 2000. Mr. Fernandez Atela brings with him a wide and international career in multinational technology companies where he has held various senior positions. Currently, Mr. Fernandez Atela is the Managing Director of BDN (Brain Diagnosis Network, S.A.) and member of the Board of other technology companies, including EDS Iberia, which is related to Electronic Data Systems, a U.S. public company. Prior to joining BDN, Mr. Fernandez Atela was the President & CEO of EDS Iberia where he led the growth of the company from 400 to 3000 employees and positioned the company as a leader in the electronic services market during his 9 year tenure. He has an MBA from INSEAD Business School and other diplomas from London School of Economics, a Degree in Economics from the University of Madrid and has lectured on various business topics.

MR. EGLI has served since 1993 as a partner and principal of Swisspartners S.P. Investment Network LTD. ("Swisspartners"), a company which provides investment management, corporate finance and trust services, and which owns 100% of the capital stock of Dassesta International S.A. ("Dassesta"). Mr. Egli is a director of several privately held companies and was elected to the Company's Board of Directors in 1995.

DR. GRAETZ served as clinical consultant and co-director of the internal medicine division of the Swiss Hospital School of Nursing from 1990 to 1997. Dr. Graetz is currently a senior partner of Care Net AG, a health consulting company and currently involved as part of the management team at Medizinisches Zentrum Romerhof, a unique health care provider located in Zurich. Dr. Graetz was educated in internal medicine and radiology in Switzerland and Israel. Dr. Graetz was elected to the Company's Board of Directors in 1998.

DR. AHONEN joined Neuromag Oy, in Helsinki, Finland in 1989 when the company was first established and has served since that time as Managing Director. Dr. Ahonen was elected to the Company's Board of Directors in 2000. He is also currently a member of the Board of Directors of Neuromag Oy. Before joining our subsidiary, he has held positions in basic and applied research in the Low Temperature Laboratory of Helsinki University of Technology, Cornell University, Technical Research Center of Finland and Outokumpu Corporation. He received a M.S. in Engineering and a Doctor of Technology in Technical Physics degree from the Helsinki University of Technology.

MR. VELASCO, is a private investor experienced in the electronic communications industry. He served as a board member of Telefonica SA, a company with publicly traded securities, several start-ups in Europe and the United States and several venture and investment funds in Europe. Mr. Velasco is also the beneficial owner of Scaloway Co. Ltd., a private investment company, which guaranteed the $11 million loan from AIG Private Bank Ltd. ("AIG") used to acquire Neuromag Oy. Mr. Velasco was elected to the Company's Board of Directors in 2000. In 1999, he founded Infantia, a charity foundation established to aid children in the developing world. The foundation is financed by venture capital and is based in Nyon, Switzerland. Previously Mr. Velasco served as one of the heads of the McKinsey worldwide telecommunication group. He received an engineering degree in Electronics and a postgraduate degree in Computer Science from the EPFL in Lausanne, Switzerland and an MBA from INSEAD in France.

BOARD MEETINGS AND COMMITTEES

         The Company's Board of Directors held 13 meetings during the fiscal year ended September 30, 2000. Each Director nominated for reelection attended at least 75% of the aggregate of (i) the total number of meetings of the Board of Directors (held during the period for which he was a director) and
(ii) the total number of meetings held by all committees of the Board on which he served (during the periods that he served).

         The Compensation Committee currently consists of Mr. Egli and Dr.
Maso. Director D. Scott Buchanan serves as a non-voting advisor to the Committee. The Compensation Committee reviews and acts on matters relating to compensation levels and benefit plans for executive officers and key employees of the Company. The Compensation Committee had 5 meetings during the fiscal year ended September 30, 2000.

         The Audit Committee currently consists of Mr. Egli, Mr. Fernandez Atela and Dr. Maso, each of whom is independent (as defined in Rule 4200(a)(15) of the National Association of Securities Dealers' listing standards). The Audit Committee assists in selecting the independent auditors, in designating services they are to perform and in maintaining effective communication with those auditors. The Audit Committee met one time during the fiscal year ended September 30, 2000. The Board of Directors has not currently adopted a written charter for the Audit Committee.

         The Company has a standing Administrative Committee (the "Administrative Committee") of the Company's 1992 Employee Stock Purchase Plan, (the "Purchase Plan"), which currently consists of Directors D. Scott Buchanan, Mr. Egli and Dr. Maso. The Administrative Committee has full authority to administer the Purchase Plan. There were no meetings of the Administrative Committee during the fiscal year ended September 30, 2000.

         The Company does not have a standing Nominating Committee or any other Committee performing similar functions. Such matters are considered at meetings of the full Board of Directors.

AUDIT COMMITTEE REPORT

         The Audit Committee has reviewed and discussed the Company's audited financial statements for the fiscal year ended September 30, 2000 with management. The Audit Committee has discussed with the Company's independent auditors the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU (S) 380). The Audit Committee has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), and has discussed with the independent accountants the independent accountants' independence. Based on the review and discussions referred to above, the Audit Committee recommended to the Company's Board of Directors that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2000 for filing with the SEC.

                                                                     Martin Egli
                                                          Felipe Fernandez Atela
                                                                    Enrique Maso

DIRECTORS COMPENSATION

         Directors are reimbursed for their out-of-pocket expenses incurred in attending meetings of the Board of Directors and its committees. The Company does not presently pay fees to its Directors for their participation as a member of the Board of Directors.

         Under the Automatic Option Grant Program in effect under the Company's 1997 Stock Incentive Plan (the "1997 Plan"), each individual who first joins the Board of Directors as a non-employee Board Member anytime after January 1, 1997 will receive, on the date of such initial election or appointment, an automatic option grant to purchase 10,000 shares of the Company's Common Stock, provided that such person has not previously been in the employ of the Company or any Parent or Subsidiary (as such terms are defined in the 1997 Plan). In addition, on the date of each Annual Shareholders meeting held after January 1, 1997, each individual who is to continue to serve as a non-employee Board Member will automatically be granted an option to purchase 3,500 shares of the Company's Common Stock, provided such individual has served as a non-employee Board Member for at least six months. Each grant under the Automatic Option Grant Program is immediately exercisable and will have an exercise price per share equal to the fair market value per share of the Company's Common Stock on the option grant date, and will have a maximum term of 10 years, subject to earlier termination or repurchase should the optionee cease to serve as a Board Member. The shares subject to each automatic option grant will vest in a series of sixteen (16) successive equal quarterly installments over the optionee's period of continued Board Service, with the first such installment to vest upon the optionee's completion of three months of Board Service.

         Mr. Egli and Dr. Maso agreed effective as of January 1, 1997 to waive their rights to receive automatic option grants. Dr. Graetz agreed effective as of March 8, 1998 and Mr. Velasco agreed effective as of March 3, 2000 to waive their rights to receive the initial automatic option grant upon their election to the Board of Directors. In March 2000, Dr. Graetz received his automatic 3,500 share option grant upon his re-election to the Board. Mr. Fernandez Atela agreed effective as of July 27, 2000 to waive his initial automatic option grant upon his appointment to the Board of Directors.

                                   PROPOSAL 2

                                   APPROVAL OF
                      SELECTION OF INDEPENDENT ACCOUNTANTS

         On the recommendation of the Company's management, the Board of Directors has selected Arthur Andersen LLP to act in the capacity of independent accountants for the current fiscal year. Ratification and approval by the shareholders will be sought by the Board of Directors for the selection of Arthur Andersen LLP as independent accountants to audit the accounts and records of the Company for the fiscal year ending September 30, 2001, and to perform other appropriate services. The affirmative vote of a majority of the outstanding shares of the Company's voting stock is required to ratify the selection of Arthur Andersen LLP. In the event that a majority of the shares voted at the Annual Meeting do not vote for ratification of the selection of Arthur Andersen LLP, the Board of Directors will reconsider such selection.

         A representative of Arthur Andersen LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so, and is expected to be available to respond to appropriate questions.

AUDIT FEES

         The aggregate fees billed by Arthur Andersen LLP for professional services rendered for the audit of the Company's annual financial statements for fiscal year 2000 and the reviews of the financial statements included in the Company's Forms 10-Q for such fiscal year were $122,000.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

         There were no fees billed by Arthur Andersen LLP for professional services described in Paragraph (c)(4)(ii) of Rule 2-01 of Regulation S-X for fiscal year 2000.

ALL OTHER FEES

         The aggregate fees billed by Arthur Andersen LLP for professional services rendered other than as stated under the captions Audit Fees and Financial Information Systems Design and Implementation Fees above were $37,000. The Audit Committee considers the provision of these services to be compatible with maintaining the independence of Arthur Andersen LLP.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION AND APPROVAL OF THE SELECTION OF ARTHUR ANDERSEN LLP AS THE COMPANY'S INDEPENDENT ACCOUNTANTS FOR FISCAL 2001.

                             PRINCIPAL SHAREHOLDERS

The following are the only persons known by the Company to own beneficially, as of January 23, 2001, five percent (5%) or more of the outstanding shares of its Common Stock.


                                                             SHARES BENEFICIALLY OWNED
NAME AND ADDRESS                                            ---------------------------
OF BENEFICIAL OWNER(1)                                       NUMBER(1)       PERCENT(2)
-----------------------                                     ----------       ----------
Enrique Maso.........................................       25,000,000            29.4%
         Europa Residence
         Place des Moulins
         98 000 Montecarlo
         Monaco

Dassesta International S.A...........................       18,717,602            22.0%
         AM Schanzengraben 23
         CH-8002 Zurich, Switzerland

Caja De Ahorros Y Pensiones De Barcelona(3)..........       10,000,000            12.0%
         Avenida Diagonal, 621-629
         08028 Barcelona, Spain

Experta BiL..........................................        5,000,000             6.0%
         Beethovenstrasse 48
         P.O. Box 970
         CH-8039 Zurich, Switzerland

------------------

(1) Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws, where applicable.

(2)  Percentage of ownership is calculated pursuant to SEC Rule 13d-3(d)(1).

(3) Pursuant to a Schedule 13D/A dated July 31, 2000 filed with the SEC on August 1, 2000, Caja De Ahorros Y Pensiones De Barcelona has joint beneficial ownership of the 10,000,000 shares and shares voting and dispositive power over such shares with Caixa Holding, S.A.

                        SECURITY OWNERSHIP OF MANAGEMENT

         The following table sets forth the beneficial ownership of Common Stock of the Company as of January 23, 2001 by each director and by the Company's current Chief Executive Officer and each of the other three executive officers whose compensation exceeded $100,000 during fiscal year 2000 (the "Named Executive Officers") and by all current directors and executive officers of the Company as a group. No other executive officer's compensation exceeded $100,000 during fiscal year 2000. All shares are subject to the named person's sole voting and investment power except where otherwise indicated.


                                                         SHARES BENEFICIALLY OWNED
NAME OF                                                  -------------------------
BENEFICIAL OWNER(1)                                      NUMBER(1)       PERCENT(2)
--------------------                                     ----------      ---------
D. Scott Buchanan(3).................................    1,303,896          1.4%
Martin P. Egli(4)....................................   21,717,602         26.0%
Galleon Graetz(7)....................................      289,730             *
Eugene Hirschkoff(5).................................      578,968             *
Enrique Maso.........................................   25,000,000         29.4%
Kenneth Squires(6)...................................      567,588             *
Aron P. Stern(7).....................................      179,149             *
Antti Ahonen(7)......................................       72,917             *
Martin Velasco.......................................            0             0
Felipe Fernandez Atela...............................            0             0
All directors and executive officers as a group(8)...   49,530,701         56.5%

------------
*    Less than 1%.

(1) Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws, where applicable. Share ownership in each case includes shares issuable on exercise of certain outstanding options as described in the footnotes below.

(2)  Percentage of ownership is calculated pursuant to SEC Rule 13d-3d(1).

(3) Shares beneficially owned include options to purchase 1,271,104 shares of Common Stock held by Dr. Buchanan, which are now exercisable or exercisable within 60 days of January 23, 2001.

(4) Consists of 18,717,602 shares owned by Dassesta and 3,000,000 shares owned by Swisspartners. Mr. Egli is a managing director of Swisspartners S.P. Investment Network LTD., which owns 100% of the capital stock of Dassesta.

(5) Shares beneficially owned include options to purchase 535,833 shares of Common Stock held by Dr. Hirschkoff which are now exercisable or exercisable within 60 days of January 23, 2001.

(6) Shares beneficially owned include options to purchase 521,233 shares of Common Stock held by Dr. Squires which are now exercisable or exercisable within 60 days of January 23, 2001.

(7) Shares beneficially owned consists entirely of options to purchase shares of Common Stock held by these officers and directors which are now exercisable or exercisable within 60 days of January 23, 2001.

(8) Shares beneficially owned include all shares held by entities affiliated with certain directors as described in the footnotes above and include options to purchase 2,690,817 shares of Common Stock held by all directors and executive officers as a group which are now exercisable or exercisable within 60 days of January 23, 2001.

                                   MANAGEMENT


NAME                            AGE    POSITION
----                            ---    ---------
D. Scott Buchanan...........    42     President, Chief Executive Officer,
                                        Principal Financial Officer

Kenneth C. Squires..........    56     Vice President, Marketing

Eugene C. Hirschkoff........    58     Vice President, Engineering, Corporate Secretary

BUSINESS EXPERIENCE OF EXECUTIVE OFFICERS

         DR. BUCHANAN joined the Company in 1986, served as Vice President, Product Operations from February 1992 through December 1996 and has served as President since December 1996 and Chief Executive Officer since March 1997. Dr. Buchanan has been serving as the Company's interim Principal Financial Officer since December 2000. Dr. Buchanan has been involved with product and applications development since joining the Company as a staff physicist. Dr. Buchanan received a B.S. in Physics from Lehigh University in Pennsylvania and an M.S. and Ph.D. in Physics from the University of Illinois.

         DR. SQUIRES joined the Company in September 1988. Since that time he has held various positions as Director of Clinical Applications and Director of Neuroscience Applications--Marketing and was appointed Vice President of Marketing in December 1996. Dr. Squires received his B.S. and M.S. degrees in Aeronautical Engineering at the University of Minnesota and his Ph.D. in Experimental Psychology from the University of California, San Diego.

         DR. HIRSCHKOFF joined the Company in 1971, and has served in many capacities in engineering, technology development and manufacturing. From 1990 through 1996, he served as Director of Clinical Applications, managing the Company's research and development programs with its collaboration partners at the Scripps Clinic and Research Foundation and the University of California at San Francisco among others. Dr. Hirschkoff is responsible for the Company's FDA compliance programs. In December 1997 he was appointed Vice President, Engineering. Dr. Hirschkoff received his B.A. in Physics and Mathematics at Reed College in Oregon; M.A. in Physics at Harvard University; Ph.D. in Physics from the University of California, San Diego; MBA from the State University of California, San Diego and his J.D. from the University of San Diego.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

         The following table provides certain summary information concerning the compensation earned by the Named Executive Officers (determined as of the end of the last fiscal year) for services rendered in all capacities to the Company for the fiscal years ended September 30, 2000, 1999 and 1998:

                           SUMMARY COMPENSATION TABLE


                                                                                                 LONG-TERM
                                                         ANNUAL COMPENSATION                   COMPENSATION
                                              -----------------------------------------      ----------------
                                                                                                 AWARDS              ALL
       NAME AND                                                            OTHER ANNUAL      ----------------        OTHER
  PRINCIPAL POSITION                YEAR      SALARY($)      BONUS($)      COMPENSATION      OPTIONS/SARS(#)      COMPENSATION
  ------------------                ----      ---------      --------      ------------      ----------------     ------------
D. Scott Buchanan (1).........      2000      $ 189,700      $ 30,000         $  -0-                -0-             $  8,792
   President, Chief                 1999      $ 175,000      $    -0-         $  -0-            400,000             $  2,422
   Executive Officer                1998      $ 175,000      $    -0-         $  -0-            850,000             $    -0-

Eugene C. Hirschkoff (2)......      2000      $ 136,375      $    -0-         $  -0-                -0-             $  3,076
   Vice President                   1999      $ 130,000      $  4,000         $  -0-            200,000             $  1,576
   Engineering                      1998      $ 123,907      $  5,000         $  -0-            400,000             $  1,500

Aron P. Stern (3).............      2000      $ 138,846      $ 10,000         $  -0-                -0-             $  4,990
   Vice President of                1999      $  98,077      $    -0-         $  -0-            400,000             $    490
   Finance, Chief
   Financial Officer
   Corporate Secretary

Kenneth C. Squires (4)........      2000      $ 129,846      $    -0-         $  -0-                -0-             $    -0-
   Vice President                   1999      $ 122,000      $  9,000         $  -0-            200,000             $    -0-
   Marketing                        1998      $ 120,949      $ 20,086         $  -0-            400,000             $    -0-

-------------

(1) "Bonus" in 2000 for Dr. Buchanan represents a payment earned under an incentive bonus program. "All Other Compensation" for Dr. Buchanan represents premiums paid by the Company on Dr. Buchanan's behalf for life and long-term disability insurance and a travel incentive of $3,000 in year 2000.

(2) "All Other Compensation" for Dr. Hirschkoff represents premiums paid by the Company on Dr. Hirschkoff's behalf for life and long-term disability insurance and a travel incentive of $1,500. "Bonus" in 1999 for Dr. Hirschkoff represents a payment earned under an incentive bonus program. In 1998 "All Other Compensation" represents educational reimbursements.

(3) "Bonus" for Mr. Stern represents a payment earned under an incentive bonus program. "All Other Compensation" represents $490 of premiums paid by the Company on Mr. Stern's behalf for long-term disability insurance and travel incentives of $4,500 in 2000. Mr. Stern joined the Company in January 1999 and resigned in November 2000.

(4) "All Other Compensation" for Dr. Squires represents premiums paid by the Company on Dr. Squires' behalf for life and long-term disability insurance. "Bonus" in 1999 for Dr. Squires represents a payment earned under an incentive bonus program.

STOCK OPTIONS

         No options were granted to Executive Officers in Fiscal 2000.

OPTION EXERCISES AND HOLDINGS

         The following table provides information, with respect to the Named Executive Officers, concerning the exercise of stock options during the last fiscal year and unexercised options held as of the end of the fiscal year. No shares were acquired on exercise of options by the Named Executive Officers during the fiscal year ended September 30, 2000.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES

                                                                                                      VALUE OF
                                                                    NUMBER OF                       UNEXERCISED
                                                               UNEXERCISED OPTIONS           IN-THE-MONEY OPTIONS/SARs
                                SHARES                             AT FY-END(#)                   AT FY-END($)(1)
                             ACQUIRED ON      VALUE        ----------------------------     ----------------------------
NAME                         EXERCISE(#)    REALIZED($)    EXERCISABLE    UNEXERCISABLE     EXERCISABLE    UNEXERCISABLE
----                         -----------    -----------    -----------    -------------     -----------    -------------
D. Scott Buchanan                -0-         $  -0-         1,068,501        605,208         $  18,083       $ 43,917
Eugene C. Hirschkoff             -0-         $  -0-           443,333        296,667         $   9,041       $ 21,958
Aron P. Stern                    -0-         $  -0-           175,000        225,000         $  25,083       $ 39,875
Kenneth C. Squires               -0-         $  -0-           428,733        311,267         $   9,041       $ 21,958

-------------

(1) Calculated on the basis of the fair market value of the underlying securities at September 30, 2000 ($.375) minus the exercise price.

EMPLOYEE CONTRACTS AND CHANGE OF CONTROL ARRANGEMENTS

         No formal employment contract exists with any of the Named Executive Officers of the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         In fiscal year 2000, Martin P. Egli and Enrique Maso served as members of the Company's Compensation Committee. Neither of these individuals was an officer or employee of the Company at any time during the 2000 fiscal year or at any other time.

         In June 2000, the Company obtained unsecured loans totaling $834,595 from BDN, a related party, and used approximately $485,000 of the proceeds to pay interest due AIG in conjunction with an extension of a loan from AIG. BDN is a Spanish company owned by three members of the Company's Board of Directors, Mr. Egli, Dr. Maso and Mr. Velasco. The BDN loans were originally due on September 30, 2000. Subsequent to September 30, 2000, the Company has repaid $150,000 of these loans and has negotiated an extension of the maturities of the BDN notes until March 31, 2001. The BDN loans bear interest based on the 3 month LIBOR rate plus 1 percent (7.8 percent at September 30, 2000). Interest expense related to BDN loans totaled $16,998 in fiscal year 2000.

         In September 2000, the Company obtained an unsecured loan from Swisspartners, a related party, totaling $450,000. Mr. Egli, a member of the Company's Board of Directors, is a partner of Swisspartners. The Swisspartners loan is due on September 30, 2001 and bears interest based on the 3 month LIBOR rate plus 1 percent (7.8 percent at September 30, 2000). Interest expense, related to Swisspartners loan, totaled $1,508 in fiscal year 2000.

         Dr. Buchanan, the Company's Chief Executive Officer and a member of the Company's Board of Directors, serves as a member of the board of directors and compensation committee of the Company's wholly-owned subsidiary, Neuromag Oy. Dr. Ahonen, a member of the Company's Board of Directors, is the managing director of Neuromag Oy and the sole other member of its compensation committee. Except as stated above, no current executive officer of the Company has ever served as a member of the board of directors or compensation committee of any other entity that has or has had one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         OVERVIEW AND PHILOSOPHY. The Compensation Committee of the Board of Directors (the "Committee") is responsible for developing and making recommendations to the Board with respect to the Company's executive compensation policies. In addition, the Committee, pursuant to authority delegated by the Board, determines on an annual basis the compensation to be paid to the Company's Chief Executive Officer and each of the other executive officers of the Company.

         The Committee has adopted the following objectives as guidelines for its compensation decisions:

     . Provide a competitive total compensation package that enables the Company to attract and retain key executives.

     . Integrate all compensation programs with the Company's short-term and long-term business objectives and strategic goals.

     . Ensure that compensation is meaningfully related to the value created for shareholders.

         EXECUTIVE OFFICER COMPENSATION PROGRAM COMPONENTS. The Committee reviews the Company's compensation program to ensure that salary levels and incentive opportunities are competitive and reflect the performance of the Company. The Company's compensation program for executive officers consists of base salary, annual cash incentive compensation and long-term compensation in the form of stock options. In addition, certain executive officers may also be provided supplemental long-term disability insurance. The base salary for the Company's Chief Executive Officer for fiscal year 2000 was determined in the manner set forth below for the Company's executive officers. The Chief Executive Officer's bonus was for successful completion of the Neuromag acquisition.

         BASE SALARY. Base salary levels for the Company's executive officers are determined, in part, through comparisons with companies in the medical device industry and other companies with which the Company competes for personnel. In addition, the Committee also evaluates individual experience and performance and specific issues particular to the Company, such as success in raising capital, creation of shareholder value and achievement of specific Company milestones. The Committee reviews each executive's salary once a year and may increase each executive's salary at that time based on: (i) the individual's increased contribution to the Company over the prior 12 months;
(ii) the individual's increased responsibilities over the prior 12 months; and
(iii) any increase in median competitive pay levels. Individual contributions are measured with respect to specific individual accomplishments established for each executive.

         ANNUAL INCENTIVE COMPENSATION. The Company's officers are eligible to receive annual cash incentive compensation at the time their base salaries are reviewed based on achieving defined specific goals and objectives during the 12 months prior to review. This compensation is intended to provide a direct financial incentive in the form of an annual cash bonus to executives who achieve the Company's defined specific goals. Individual contributions are also considered in determining cash bonuses. Equal weight is given to achievement of individual accomplishments and strategic corporate goals. Bonus awards are set at a level competitive within the local medical device manufacturing and high technology industry as well as among a broader group of medical device manufacturing and high technology companies of comparable size and complexity. Such companies are not necessarily included in the indices used to compare shareholder returns in the Stock Performance Graph. Other than bonuses awarded to Dr. Buchanan and Mr. Stern under an incentive bonus program, no other cash bonuses were offered to the Company's executive officers in the fiscal year ended September 30, 2000.

         LONG-TERM INCENTIVE COMPENSATION. The 1997 Stock Incentive Plan is the Company's long-term incentive plan for executive officers and, to a lesser degree, all other employees. The Committee strongly believes that by providing those persons who have substantial responsibility for the management and growth of the Company with an opportunity to increase their ownership of Company stock, the best interests of shareholders and executives will be more closely aligned.

         Generally, stock options are granted every year with exercise prices equal to the prevailing market value of the Company's Common Stock on the date of grant, have 10-year terms and have vesting periods of four years. Awards are made at a level calculated to be competitive within both the local biotechnology industry and a broader group of biotechnology and medical device manufacturing companies of comparable size and complexity.

SUMMARY

         After its review of all existing programs, the Committee continues to believe that the Company's compensation program for its executive officers is competitive with the compensation programs provided by other companies with which the Company competes. The Committee intends that any amounts to be paid under the annual incentive plan will be appropriately related to corporate and individual performance, yielding awards that are directly linked to the achievement of Company goals and annual financial and operational results.

         We conclude our report with the acknowledgement that no member of the Compensation Committee is a former or current officer or employee of the Company or any of its subsidiaries.

                                           COMPENSATION COMMITTEE

                                           Martin P. Egli
                                           Enrique Maso

                                PERFORMANCE GRAPH

         The following graph compares total shareholder returns over the last five fiscal years to the weighted average return of stocks of companies included in the Nasdaq Composite Index and a peer group index consisting of the Medical Instrument and Supplier Manufacturers Index. The total return for each of the Company's Common Stock, the Nasdaq Composite Index and the Medical Instrument and Supplier Manufacturers Index assumes the reinvestment of dividends, although dividends have not been declared on the Company's Common Stock. The Nasdaq Composite Index tracks the aggregate price performance of equity securities of companies traded on the Nasdaq. The Company's Common Stock is traded on the Nasdaq over the counter bulletin board. The Medical Instrument and Supplier Manufacturers Index consists of companies with a Standard Industrial Classification Code identifying them as a manufacturer of medical instruments or supplies. The shareholder return shown on the graph below is not necessarily indicative of future performance and the Company will not make or endorse any predictions as to future shareholder returns.

              COMPARISON OF CUMULATIVE TOTAL RETURN OF ONE OR MORE COMPANIES, PEER GROUPS, INDUSTRY INDEXES AND/OR BROAD MARKETS


                                                                    FISCAL YEAR ENDING
                                  -------------------------------------------------------------------------------
COMPANY/INDEX/MARKET               9/29/1995     9/30/1996     9/30/1997     9/30/1998    9/30/1999     9/29/2000
--------------------               ---------     ---------     ---------     ---------    ---------     ---------
4-D Neuroimaging                     100.00        39.99         22.39         13.32          7.99         19.98
Medical Instruments & Supplies       100.00       115.92        138.60        146.87        169.91        214.02
NASDAQ Market Index                  100.00       116.75        158.69        164.91        266.79        364.95

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In December 1999, the Company obtained a loan from AIG totaling $11 million for the purchase of all of the outstanding stock of Neuromag Oy (the "Neuromag Note"). The Neuromag Note bears interest based on the six month LIBOR rate plus
3.5 percent (10.4 percent at September 30, 2000), is secured by the shares of Neuromag Oy and is guaranteed by an entity affiliated with Mr. Velasco, a member of the Company's Board of Directors. Mr. Egli also serves on the Board of Directors of AIG. Interest expense related to the Neuromag Note totaled $850,000 in fiscal year 2000.

The Neuromag Note originally matured June 30, 2000. In July 2000, the term of the Neuromag Note was extended until December 29, 2000, and the principal amount was increased to $11.4 million. On December 29, 2000, the Company failed to make payment at maturity for the principal amount and related accrued interest of $11,940,000.

The Company is currently negotiating with AIG to extend the maturity of the Neuromag Note to December 29, 2001. There can be no assurance that the Company will be successful in negotiating an extension on terms acceptable to the Company, if at all. As a result of the non-payment of principal and interest on December 29, 2000, AIG has the right to exercise its security interest and take ownership of Neuromag Oy. As of January 28, 2001, AIG has not exercised such right.

In June 2000, the Company obtained unsecured loans totaling $834,595 from BDN, a related party, and used approximately $485,000 of the proceeds to pay interest due AIG at June 30, 2000 in conjunction with extending the maturity of the Neuromag Note to December 29, 2000. BDN is a Spanish company owned by three members of the Company's Board of Directors, Mr. Egli, Mr. Velasco and Dr. Maso. The BDN loans were originally due on September 30, 2000. Subsequent to September 30, 2000, the Company has repaid $150,000 of these loans and has negotiated an extension of the maturities of the BDN notes until March 31, 2001. The BDN loans bear interest based on the 3 month LIBOR rate plus 1 percent (7.8 percent at September 30, 2000). Interest expense related to BDN loans totaled $16,998 in fiscal year 2000.

In September 2000, the Company obtained an unsecured loan from Swisspartners, a related party, totaling $450,000. Mr. Egli, a member of the Company's Board of Directors, is a partner of Swisspartners. The Swisspartners loan is due on September 30, 2001 and bears interest based on the 3 month LIBOR rate plus 1 percent (7.8 percent at September 30, 2000). Interest expense, related to Swisspartners loan, totaled $1,508 in fiscal year 2000.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the SEC and the Nasdaq. Officers, directors and greater than 10% shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

         Based solely on review of the copies of Forms 3, 4 & 5 and amendments thereto furnished to the Company, the Company believes that, during the period from October 1, 1999 through September 30, 2000, all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners were met in a timely manner except as set forth below.

         During fiscal year 2000 no Statements of Changes of Beneficial Ownership (Form 4s) were filed for Kenneth Squires for the acquisition of 14,707 shares of stock in September 2000 or Galleon Graetz for the acquisition of 3,500 shares of stock in March 2000. In addition, Initial Statements of Beneficial Ownership (Form 3s) were not filed for Antti Ahonen or Martin Velasco upon their election to the Company's Board of Directors in March 2000 or Felipe Fernandez Atela upon his appointment to the Company's Board of Directors in July 2000. Dr. Ahonen owned 250,000 stock options prior to his election to the Company's Board of Directors. He acquired those stock options in December 1999. Mr. Velasco and Mr. Fernandez Atela currently own no shares of the Company's stock and waived their rights to receive their initial automatic option grants under the Company's 1997 Stock Incentive Plan as non-employee directors.

                  SHAREHOLDER PROPOSALS FOR 2001 ANNUAL MEETING

         Proposals of shareholders of the Company that are intended to be presented by such shareholders at the Company's 2002 Annual Meeting must be received at the Company's principal executive offices no later than October 2, 2001, in order that they may be included in the proxy statement and form of proxy relating to that meeting. In addition, the proxy solicited by the Board of Directors for the 2002 Annual Meeting will confer discretionary authority to vote on any shareholder proposal presented at that meeting, unless the Company receives notice of such proposal not later than December 17, 2001. Shareholders are also advised to review the Company's Restated Bylaws, which contain additional requirements with respect to advance notice of shareholder proposals.

                                  ANNUAL REPORT

         A copy of the Annual Report of the Company for the 2000 fiscal year has been mailed concurrently with this Proxy Statement to all shareholders entitled to notice of and to vote at the Annual Meeting. The Annual Report is not incorporated into this Proxy Statement and is not considered proxy solicitation material.

                                    FORM 10-K

         THE COMPANY WILL MAIL WITHOUT CHARGE, UPON WRITTEN REQUEST, A COPY OF THE FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS, SCHEDULES AND LIST OF EXHIBITS. REQUESTS SHOULD BE SENT TO 4-D NEUROIMAGING, 9727 PACIFIC HEIGHTS BOULEVARD, SAN DIEGO, CALIFORNIA 92121.

                                  OTHER MATTERS

         The Board of Directors is not aware of any matter to be presented for action at the meeting other than the matters set forth in this Proxy Statement. Should any other matter requiring a vote of the shareholders arise, the persons named as proxies on the enclosed proxy card will vote the shares represented thereby in accordance with their best judgment in the interest of the Company. Discretionary authority with respect to such other matters is granted by the execution of the enclosed proxy card. A proxy may confer discretionary authority to vote on any matter if the Company does not have notice of a shareholder proposal at least 45 days before the date on which the Company first mails its proxy materials for the prior year's Annual Meeting of the Shareholders.

                                     By Order of the Board of Directors

                                     /s/ Eugene C. Hirschkoff
                                     -------------------------
                                     Eugene C. Hirschkoff, Corporate Secretary

Dated: January 29, 2001

PROXY                           4-D NEUROIMAGING                          PROXY
                                      PROXY
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned hereby appoints D. Scott Buchanan with full power of substitution, to vote all shares of stock which the undersigned is entitled to vote at the Annual Meeting of Shareholders of 4-D Neuroimaging, to be held on Friday, March 23, 2001, or at any postponements or adjournments thereof, as specified below, and to vote in his discretion on such other business as may properly come before the Meeting and any adjournments thereof.

Check here for [ ]                           NEW ADDRESS: ______________________
address                                      ___________________________________
change                                       ___________________________________
                                             ___________________________________
                                             (Continued and to be signed and
                                             dated on reverse side)

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.


[X] PLEASE MARK YOUR VOTES AS IN THIS
    EXAMPLE.



                            FOR    WITHHELD   Nominees: D. Scott Buchanan, Martin P. Egli,
1.  Election of Directors   [ ]    [ ]        Enrique Maso, Felipe Fernandez Atela, Antti Ahonen,
                                              Martin Velasco and Galleon Graetz

INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, CHECK THE BOX "FOR" AND WRITE THE NOMINEE'S NAME FOR WHICH YOU ARE WITHHOLDING AUTHORITY TO VOTE IN FAVOR OF ON THE LINE BELOW.

--------------------------------------------------------------------------------

2. Ratification and approval of the selection of Arthur Andersen LLP as independent accountants for the fiscal year ending September 30, 2001.
    [ ] FOR   [ ] AGAINST    [ ] ABSTAIN

CHECK HERE IF YOU PLAN TO ATTEND THE ANNUAL MEETING. [ ]

         UNLESS OTHERWISE SPECIFIED BY THE UNDERSIGNED, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2 AND WILL BE VOTED BY THE PROXYHOLDER AT HIS DISCRETION AS TO ANY OTHER MATTERS PROPERLY TRANSACTED AT THE MEETING OR ANY ADJOURNMENTS THEREOF. TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS JUST SIGN BELOW, NO BOXES NEED BE CHECKED.

SIGNATURE(S)__________________________              DATE________________________

Note: Please sign exactly as name appears hereon. If signing as attorney, executor, administrator, trustee or guardian, please give full title as such, and, if signing for a corporation, give your title. When shares are in the names of more than one person, each should sign.